PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

September 25, 2015

To Whom It May Concern:

We consent to the use in this Registration Statement on Form S-1 Pre-Effective Amendment No. 1 of CubeScape, Inc. of our report dated on July 8, 2015, on the audit of the financial statements of CubeScape, Inc. as of December 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the period from December 15, 2014 (inception) to December 31, 2014 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board